UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 29, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Wednesday, June 23, 2004, at 11 a.m. (EDT).

We have provided details of the business to be conducted at the 2004 Annual Meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen

Chairman of the Board, Chief Executive

Officer and President

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2004

The Annual Meeting of Stockholders (the “Annual Meeting”) of ManTech International Corporation, a Delaware corporation (the “Company”), will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Wednesday, June 23, 2004, at 11 a.m. (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect eight (8) persons as directors of the Company, each to serve for a term of one (1) year, or until their respective successors shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2004; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has set April 26, 2004 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the ten days prior to the Annual Meeting, between the hours of 9 a.m. and 5 p.m., EDT, at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board, Chief Executive

Officer and President

Fairfax, Virginia

April 29, 2004

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN THE

ENCLOSED PROXY CARD PROMPTLY

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of ManTech International Corporation (the “Board”) solicits the accompanying proxy to be voted at the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 23, 2004, at 11 a.m. (EDT), at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “ManTech,” we are describing ManTech International Corporation.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are being sent to our stockholders on or about April 29, 2004.

PURPOSES OF THE MEETING

At the Annual Meeting, we will ask you to consider and act upon the following matters:

1.	The election of eight (8) persons as directors of the Company, each to serve for a term of one (1) year, or until their respective successors shall have been duly elected and qualified;

2.	The ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2004; and

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

GENERAL INFORMATION

Record Date and Shareholders Entitled to Vote

Record Date.    Our Board has fixed the close of business on April 26, 2004 as the record date for purposes of determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of April 26, 2004 will be entitled to vote at the Annual Meeting.

Our Common Stock.    We have two classes of outstanding stock: our Class A Common Stock and our Class B common stock. As of April 12, 2004, a total of 32,148,643 shares were outstanding: 17,073,350 shares of Class A Common Stock and 15,075,293 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock they hold on the record date. Holders of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock they hold on the record date.

Stockholder List.    We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the ten days prior to the Annual Meeting. During such time, you may visit us at our principal executive offices during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Voting Requirements and Other Matters

Quorum.    The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at our Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum.

Broker Non-Votes.    A broker non-vote occurs when a stockholder that owns shares in “street name” through a nominee (usually a bank or a broker) fails to provide the nominee with voting instructions, and the nominee does not have discretionary authority to vote the shares with respect to the matter to be voted on, or the nominee otherwise fails to vote the shares.

How to Vote Your Shares.    Your shares cannot be voted at the Annual Meeting unless you are present either in person or by proxy. If you vote by mail and return a complete, signed and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. With respect to the election of directors, you may vote (i) “For” all of the nominees, or (ii) to “Withhold Authority” with respect to some or all of nominees. On all other matters, you may (i) vote “For” a proposal, (ii) vote “Against” a proposal, or (iii) “Abstain” from voting on a proposal. If you vote by mail and you return a proxy card that is not signed, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted “For” each proposal, in accordance with the Board’s recommendations.

Voting ESOP Shares.    Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (“ESOP”) and have shares of our stock allocated to their account as of the record date have the right to direct Prudential Retirement (formerly CIGNA), the plan trustee, how to vote those shares. Prudential Retirement will vote the shares allocable to each participant’s account in accordance with the participant’s instructions. If the participant does not send instructions in a proper manner, or if the instructions are not timely received, the trustee will vote the shares allocable to the participant’s account “For” each proposal, in accordance with the Board’s recommendations.

Vote Required—Election of Directors.    If a quorum is present, the eight (8) nominees for director who receive a plurality of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Because a plurality vote is required, broker non-votes will not affect the outcome of the vote on this matter—they are treated as neither votes for nor votes against the election of directors.

Vote Required—Ratification of Auditors.    If a quorum is present, the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2004 requires at least a majority of the votes cast at the Annual Meeting, either in person or by proxy. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of votable shares, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of votable shares, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of Deloitte & Touche LLP to serve as our independent auditors.

Other Business at the Meeting.    We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, George J. Pedersen and Ronald R. Spoehel, the named proxies, will vote the shares represented by proxies on such matters in accordance with their discretion and best judgment.

Ownership by Insiders.    As of April 12, 2004, our directors and executive officers beneficially owned an aggregate of 15,218,654 shares of Class A Common Stock and Class B Common Stock (such number includes shares of common stock that may be issued upon exercise of outstanding options and warrants that are currently exercisable or that may be exercised prior to June 12, 2004), which constitutes approximately 47.3% of our outstanding common stock and 89.9% of the voting control of common stock entitled to vote at the Annual Meeting. Our directors and executive officers have indicated that they intend to vote all of the shares of common stock they own in favor of the two proposals described in this proxy statement.

Tabulation of Votes.    Ms. Maureen Crystal, our Executive Director of Investor Relations, has been appointed inspector of elections for the Annual Meeting. Ms. Crystal will separately tabulate the affirmative votes, negative votes, abstentions and broker non-votes with respect to each of the proposals.

Announcement of Voting Results.    We will announce preliminary voting results at the Annual Meeting. We will disclose the final results in the first quarterly report on Form 10-Q that we file with the Securities and Exchange Commission (“SEC”) after the Annual Meeting.

Revoking Your Proxy.    If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by doing one of the following:

•	delivering written notice to our Corporate Secretary at our principal executive offices

•	executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices

•	voting in person at the Annual Meeting

To be effective, our Corporate Secretary must actually receive your notice or later-dated proxy before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.

Solicitation.    The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

During 2003, the Board held 9 meetings. Our Board is currently comprised of 10 members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his successor, or his earlier death, resignation or removal). Two of our current directors, Stephen D. Harlan and Michael D. Golden, are not standing for reelection this year. For 2004, the Board has fixed the number of directors at 8 members, to be effective immediately following the Annual Meeting.

The Board has nominated each of the 8 persons named below to serve as a director until the 2005 Annual Meeting of Stockholders (or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal). Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If, at the time of or prior to the Annual Meeting, any nominee is unable to be a candidate when the election takes place, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors or by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires at the 2005 Annual Meeting of Stockholders.

Information Regarding the Nominees for Election as Directors

The name of each nominee for election as director, and certain additional information with respect to each nominee concerning his principal occupation, other affiliations and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since	Committees
George J. Pedersen	68	1968	None
Barry G. Campbell	62	2002	Audit, Compensation
Edward S. Civera	53	2004	Audit (Chair)
Walter R. Fatzinger, Jr.	61	2002	Audit, Compensation (Chair), Retirement Plan
Richard J. Kerr	68	2002	None
Stephen W. Porter	64	1991	None
Raymond A. Ranelli	56	2003	Compensation
Ronald R. Spoehel	46	2004	None

George J. Pedersen—Mr. Pedersen has served as a director of ManTech since 1968. Mr. Pedersen serves as co-founder, Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Pedersen was appointed Chairman of the Board of Directors in 1979, adding the positions of Chief Executive Officer and President in 1995. Mr. Pedersen has been a director of GSE Systems, Inc. since 1994 and was an executive employee from 1999 to 2002. Mr. Pedersen is Chairman of the Board of Directors for the Institute for Scientific Research, Inc., a not-for-profit corporation that performs research and advanced development of software and related technologies, including research for NASA. Mr. Pedersen also serves as a Director Emeritus of the Professional Services Council, a national association of technology services companies, and as a trustee of the National Defense Industrial Association, a trade association for the defense industry. Mr. Pedersen serves on the board and finance committee for the Association for Enterprise Integration, a defense industry association. Mr. Pedersen serves on the Advisory Board of Charity Works, a volunteer organization whose members contribute both manpower and money to qualified non-profit organizations in the Washington D.C. Metropolitan Area.

Barry G. Campbell—Mr. Campbell has served as a director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1998, Mr. Campbell served as a Vice

President of Tracor, Inc. and from 1997 to 1998 served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. From 1993 to 1997, Mr. Campbell held several positions with Vitro Corporation, another subsidiary of Tracor, Inc., including tenure as President and Chief Executive Officer. Mr. Campbell began his career at Vitro in 1970, working as a systems engineer on ballistic missile programs for the Navy. Mr. Campbell is a former member of the board of directors of the American Electronics Association. He has also served as Chairman of the Software Productivity Consortium and as a director of The American Defense Preparedness Association, The Professional Services Council and The Armed Forces Communication and Electronics Association.

Edward S. Civera—Mr. Civera has served as a director of ManTech since 2004. Mr. Civera is currently the Managing General Partner at Civera Investment Partnership, a private investment partnership that consults on financial as well as merger and acquisitions strategies. From 1997 through 2000, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, a public company involved in the healthcare services and technology business, until its sale in 2000. Prior to his position at United Payors & United Providers, Mr. Civera spent 25 years with Coopers & Lybrand (PricewaterhouseCoopers), the last 15 years as both a partner and managing partner focused on financial advisory and auditing services. He is also a Certified Public Accountant.

Walter R. Fatzinger, Jr.—Mr. Fatzinger has served as a director of ManTech since 2002. Mr. Fatzinger joined ASB Capital Management, Inc., an asset management firm, in February 1999 and currently serves as Vice Chairman and director of the firm. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. From 1994 to 1999, Mr. Fatzinger served as President of First National Bank of Maryland’s Greater Washington Region and Executive Vice President of First National Bank of Maryland’s Institutional Bank. Prior to 1994, Mr. Fatzinger worked for American Security Bank, N.A. for 15 years, serving in various executive positions, including as President from 1991 to 1994. Mr. Fatzinger currently serves on the board of directors of the Cafritz Company, a real estate development and property management firm, and of Optelecom, a Nasdaq listed company. He also serves as Vice-Chairman of the Board of Trustees of the University of Maryland Foundation and as Chairman of its Finance Committee.

Richard J. Kerr—Mr. Kerr has served as a director of ManTech since 2002. Mr. Kerr also served as Chairman of the Company’s Advisory Board from 1994 to 2002. Mr. Kerr was a member of the President’s Commission on Intelligence Reform. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association (“SASA”), an organization composed of government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including serving as Deputy Director for Central Intelligence. Mr. Kerr formerly served as a member of the Scientific Advisory Board of the National Security Agency and the Board of Visitors of the Joint Military Intelligence College. Mr. Kerr was awarded the Citizens Medal, the second highest civilian award given by the President of the United States, and received two National Intelligence Distinguished Service Medals and two Distinguished Intelligence Medals from the Central Intelligence Agency.

Stephen W. Porter—Mr. Porter has served as a director of ManTech since 1991. Mr. Porter is a partner at the law firm of Arnold & Porter where he has practiced law since June 1993, focusing on real estate, tax and corporate law. Mr. Porter became a certified public accountant in 1961. Mr. Porter currently serves on the board of directors of the Greater Washington Board of Trade and the District of Columbia Chamber of Commerce. From 1992 to 1994, he served as a member of the Advisory Board of the Center for Strategic and International Studies, a non-partisan public policy institute.

Raymond A. Ranelli—Mr. Ranelli has served as a director of ManTech since 2003. Until his retirement in June 2003, Mr. Ranelli was the Senior Client Services Partner of PricewaterhouseCoopers for the tri-state area of Virginia, the District of Columbia and Maryland. Prior to that appointment, Mr. Ranelli served as Global Leader of Financial Advisory Services (“FAS”) of PricewaterhouseCoopers, a $1.3 billion business operating in 20 countries with over 7,000 employees, and he became a member of the firm’s Global Leadership Team. In 1994, he was named Vice Chairman of FAS operations for PricewaterhouseCoopers in the United States, and in 1995 he was appointed to that firm’s management committee. He began his career at Pricewaterhouse Coopers in 1978 and was made a partner in 1981. Mr. Ranelli also serves on the board of directors and the audit committee of Ameripath, Inc, a public company that provides anatomic pathology and molecular diagnostics. Mr. Ranelli has been very involved in local community activities and has served on numerous boards and committees such as the Leukemia Society Ball, Fight for Children Ball, and National Kidney Foundation Ball Executive Committee. Mr. Ranelli received the “Lifetime Achievement Award” from the Leukemia Society in 1998 and from the National Kidney Foundation in 1999.

Ronald R. Spoehel—Mr. Spoehel has served as a director of ManTech since 2004. Mr. Spoehel is currently the Executive Vice President and Chief Financial Officer for ManTech International Corporation. Prior to joining us in June 2003, he served as Chairman of Alpine Partners, LLC, a private investment advisory firm he founded in 2002. From 2000 to 2002, he served as director and Chief Executive Officer of Optinel Systems, Inc., an optical communications equipment company. From 1994 to 2000, Mr. Spoehel served as Vice President—Corporate Development, of Harris Corporation, a global communications equipment and defense electronics company. From 1990 to 1994, he served as Senior Vice President of ICF Kaiser International Inc., a NYSE company with global operations, in a variety of general management roles. Prior to 1990, he served as Vice President, Investment Banking of Lehman Brothers and as Vice President of Bank of America. Mr. Spoehel is also a member of the Board of Directors of the Professional Services Council.

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

Corporate Governance Matters

Independence of Directors

The Board has conducted an evaluation of director independence, based on the marketplace rules and listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”) and the applicable rules and regulations of the SEC (in this proxy statement, we sometimes refer to the Nasdaq rules and standards and the SEC rules and regulations collectively as the “Governing Rules”). In connection with this review, the Board evaluated banking, commercial, charitable, familial and other relationships of each director, including those relationships that are described under the caption “Certain Relationships and Related Transactions” in this proxy statement. As a result of this evaluation, the Board has affirmatively determined that each of Messrs. Campbell, Civera, Fatzinger, Kerr, Porter and Ranelli is “independent” within the meaning of the Governing Rules. The Board determined that Mr. Pedersen, our Chairman, Chief Executive Officer and President, and Mr. Spoehel, our Executive Vice President and Chief Financial Officer, are not independent because both are employees of ManTech.

In connection with its evaluation, the Board also determined that each member of our Audit Committee and our Compensation Committee is an independent director, as director independence is specifically defined with respect to Audit Committee members and Compensation Committee members under the Governing Rules.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Jo-An Free, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. In furtherance of this policy, we have scheduled one of our regularly scheduled Board meetings on the same day as the Annual Meeting. In 2003, all but 3 of our directors attended our annual meeting of stockholders.

Code of Ethics

In November 2003, we revised our Standards of Ethics and Business Conduct, which sets forth the policies comprising our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics,” as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) these standards. We filed a copy of our Standards of Ethics and Business Conduct with the SEC on March 15, 2004, as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We will disclose any material amendments to, or any waivers from, our code of ethics either on our website at www.mantech.com or in a Current Report on Form 8-K to be filed with the SEC.

Compensation of Directors

We do not separately compensate any director who is also our employee, either for his service as a director or his service as a member of any committee of the Board of Directors. Members of the Board and its committees are reimbursed for expenses incurred in connection with those attending meetings.

Board of Directors

Each non-employee director receives the following compensation for service on our Board:

•	$25,000 annual retainer, for attendance at up to 6 meetings per year

•	$1,500 for each meeting attended in excess of 6 per year

Compensation Committee

Each non-employee director who is a member of the Compensation Committee receives the following additional compensation for service on our Compensation Committee:

•	$5,000 annual retainer, for attendance at up to 4 meetings per year

•	$1,500 for each meeting attended in excess of 4 per year

•	the chairperson receives an additional fee of $5,000 for his service

Audit Committee

Each non-employee director who is a member of the Audit Committee receives the following additional compensation for service on the Audit Committee:

•	$10,000 annual retainer for attendance at up to 4 meetings per year

•	$1,500 for each meeting attended in excess of 4 per year

•	the chairperson receives an additional fee of $10,000 for his service

Retirement Plan Committee

Each non-employee director who is a member of the Retirement Plan Committee receives the following additional compensation for service on the Retirement Plan Committee:

•	$6,000 annual retainer, for attendance at up to 4 meetings per year

•	$1,500 for each meeting attended in excess of 4 per year

•	the chairperson receives an additional fee of $5,000 for his service

Grants of Non-Qualified Stock Options

We also grant non-qualified stock options to our non-employee directors to purchase shares of our Class A Common Stock. We set the exercise price for these options at the fair market value of our stock at the time of grant. The options vest ratably over 3 years. Typically, we will issue annual grants of such options to our non-employee Board members. In 2003, we issued the following grants of stock options for that purpose:

Director	Shares (#)(1)(2)
B. Campbell	5,000
W. Fatzinger	5,000
M. Golden	5,000
S. Harlan	5,000
R. Kerr	5,000
S. Porter	5,000
R. Ranelli	7,000

(1)	All options were granted on August 15, 2003.
(2)	All options had an exercise price of $20.97.

During 2003, we also issued the following one-time grants of non-qualified stock options to certain directors in connection with their appointment to the Board:

Director	Grant Date	Shares (#)	Exercise Price
B. Campbell	1/14/03	7,000	$19.52
S. Harlan	2/03/03	7,000	$18.00
R. Ranelli	7/07/03	7,000	$20.15

Other Compensation

No member of the Board was paid any compensation for his service as a director other than the standard compensation arrangements for directors described above. However, please refer to the disclosure under the caption “Certain Relationships and Related Transactions” elsewhere in this proxy statement for a description of certain relationships between us and affiliates of certain of our non-employee directors.

Committees of the Board of Directors

The Board currently has a standing Audit Committee, Compensation Committee and Retirement Plan Committee. The Board does not currently have a standing Nominating Committee, although it may form one, as further described below. The Board may establish other committees from time to time.

Audit Committee

We have a separately designated standing audit committee that was established in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All of our Audit

Committee members have a working familiarity with basic finance and accounting practices. During 2003, the Audit Committee held 11 meetings. The Audit Committee was comprised of 3 directors during 2003: Messrs. Campbell, Fatzinger and Harlan. In accordance with the Governing Rules, the Board reviewed the qualifications of our Audit Committee members and determined that each member of the Audit Committee was independent of management, as independence for audit committee members is defined in the Governing Rules. In 2003, Mr. Harlan served as the Chairman of the Audit Committee. Our Board determined that Mr. Harlan had the requisite experience and met the qualifications for an “audit committee financial expert,” as such term is defined by the rules and regulations of the SEC.

As of March 31, 2004, in response to Mr. Harlan not standing for reelection to the Board of Directors and in order to ensure continuity of service on the Audit Committee, the Board appointed Mr. Civera to serve on the Audit Committee and Mr. Civera was subsequently elected as its Chairman. Since his appointment to the Board earlier in 2004, Mr. Civera, at the invitation of the Audit Committee, attended all of the Audit Committee’s meetings and coordinated the Audit Committee’s activities with Mr. Harlan to prepare for this transition. Our Board has determined that Mr. Civera is independent of management, as independence for audit committee members is defined in the Governing Rules. Our Board has also determined that Mr. Civera has the requisite experience and meets the qualifications for an “audit committee financial expert,” as such term is defined by the rules and regulations of the SEC. Mr. Harlan will remain a member of the Audit Committee for the remainder of his term as a member of the Board of Directors.

The primary function of the Audit Committee is to assist the Board in discharging its oversight responsibilities relating to the accounting, reporting, and financial practices of ManTech and its subsidiaries. Specifically, the Audit Committee monitors (i) these practices, generally; (ii) the integrity of our financial statements and other financial information provided by us to any governmental body or the public; (iii) our compliance with legal and regulatory requirements; (iv) our auditor’s qualifications and independence; and (v) the performance of our independent auditors and internal audit functions. Among other responsibilities, the Audit Committee:

•	has the sole authority to appoint, replace, compensate, oversee and evaluate our independent auditors, including the monitoring of their independence and performance

•	pre-approves the fees and engagements for all audit and non-audit services that our independent auditor provides to us

•	reviews our internal control systems, audit functions, financial reporting processes and methods of monitoring compliance with regulatory matters

•	provides a direct and open avenue of communication among the independent auditor, management, internal auditing department and the Board

•	reviews significant accounting and reporting issues

•	reviews our periodic filings and quarterly earnings releases

•	makes reports and recommendations to the Board and our stockholders, as necessary under SEC rules, or as otherwise within the scope of its functions

•	oversees and, where appropriate, reports to the Board on the Audit Committee’s review of, and response to, any government audit, inquiry or investigation, as the Audit Committee determines to be appropriate

A more detailed discussion of the Audit Committee’s composition, purpose, objectives, authority and responsibilities can be found in our Audit Committee Charter, which was amended and restated and adopted by the Board on March 3, 2004. A copy of the amended and restated Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Compensation Committee

We have a standing Compensation Committee, which is currently comprised of three (3) directors: Messrs. Campbell, Fatzinger, and Ranelli. All members of the Compensation Committee are “independent directors,” as such term is defined in the Governing Rules. All committee members also qualify as “non-employee directors” under Section 16 of the Exchange Act and as “outside directors” under Section 162(m) of the Internal Revenue Code. Mr. Fatzinger serves as chairman of the Compensation Committee. During 2003, the Compensation Committee held 5 meetings.

The Compensation Committee reviews and is responsible for determining the compensation and benefits provided to our executive officers and directors, including stock compensation. In addition, the Compensation Committee reviews policies regarding compensation arrangements and benefits for all of our employees and administers our stock-based compensation plans.

Among other responsibilities, the Compensation Committee:

•	sets goals and objectives relevant to executive compensation, establishes procedures for evaluating executive performance, and annually evaluates the performance of our executives

•	makes an annual determination of the compensation we pay to our chief executive officer and our other executive officers

•	considers and makes recommendations to the Board with respect to compensation of our directors

•	develops and oversees our comprehensive compensation policy for senior management that contains appropriate performance incentives and equity-linked components

Nominating Committee

We do not currently have a standing nominating committee of the Board of Directors. Nasdaq has adopted new marketplace rules relating to the nomination process that will be effective for us as of the date of our Annual Meeting. We will fully comply with those standards by that time. Currently, we are reviewing those standards, evaluating the benefits and possible structure of a standing nominating committee, and investigating which directors would be most qualified to serve on such a committee. Since we do not currently have a nominating committee, we do not currently have a nominating committee charter. Should we form a nominating committee, we will adopt a nominating committee charter to memorialize its duties and responsibilities, and we will make such a charter publicly available, either as an appendix to our proxy statement next year or by posting the charter on our website. If we do not form a nominating committee before the date of our Annual Meeting, a majority of our independent directors will be responsible for selecting our director nominees, beginning on the date of the Annual Meeting, and will remain so responsible until such time as we do form a nominating committee.

In light of the foregoing factors, the Board is of the view that it is appropriate for us not to have a nominating committee at this time. Currently, we involve all of our directors in the nomination process, whether for the nomination of directors to be elected by our stockholders at its annual meeting or for the nomination of a person to fill a vacancy on the Board.

As stated above, all of our directors currently participate in the nomination process. Consequently, the directors involved in this process include both our independent directors and our employee directors. The Board does not currently have a formal policy with regard to the consideration of any director candidates that may be recommended by our stockholders. While no formal policy exists, we would consider any qualified candidate that is recommended by our stockholders in the same manner and with the same diligence that we evaluate candidates recommended by our Board members. The Board believes it is appropriate not to have a formal policy at this time, in light of our current and ongoing efforts to update our nomination process to comply with the relevant provisions of the Nasdaq marketplace rules when they become applicable to us. In the meantime, please contact our Board of Directors in the manner described elsewhere in this proxy statement should you wish to recommend a qualified candidate to the Board.

Our goal is to create a Board that demonstrates objectivity and the highest degree of integrity, on an individual and collective basis. In evaluating current members and new candidates, the Board considers the needs of the Board and ManTech in light of the current mix of director skills and attributes. In addition to requiring that each director possess unquestionable integrity and character, the Board’s evaluation of a candidate includes an assessment of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, potential independence, reputation, age, diversity of background, civic and community relationships, and knowledge and experience in matters specifically impacting companies such as ManTech. The Board also endeavors to ensure that our candidates will be able to devote adequate time to Board and committee activities.

The Board has generally identified and attracted candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board believes it is in the best interest of ManTech to use the services of consultants or a search firm to assist with the identification and selection process, it will do so.

Retirement Plan Committee

We currently have a standing retirement plan committee, which was formed as a formal standing committee of the Board in July 2003 for the purpose of administering our 401(k) plan. Currently, the Retirement Plan Committee is comprised of 2 directors: Messrs. Fatzinger and Golden. In 2003, the Retirement Plan Committee held 4 meetings.

Attendance at Board and Committee Meetings

During 2003, each of our directors, with the exception of Mr. Kerr, attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served (during the period that such person served as a director or member of the committee, as applicable).

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of four members, each of whom is an “independent director” as determined by our Board of Directors, based on the current listing standards of the Nasdaq Stock Market, Inc. and the requirements of the SEC. In addition, the Board of Directors determined that Mr. Stephen Harlan, who served as the chairperson of the Audit Committee during 2003, is an “audit committee financial expert,” as defined by SEC rules.

A brief description of the responsibilities of the Audit Committee is set forth above, under the caption “Committees of the Board.” The Audit Committee acts pursuant to a charter adopted by the Board of Directors. The Audit Committee charter is regularly reviewed and revised, as appropriate. The Audit Committee Charter was most recently revised and approved by the Board of Directors in March 2004, and a copy of the charter is included as Appendix A to this proxy statement.

As a committee, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2003 with both management and Deloitte & Touche LLP, the Company’s independent auditors. Management has primary responsibility for the financial statements. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Audit Committee also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

Deloitte & Touche LLP provided us with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee discussed with Deloitte & Touche LLP (i) the auditor’s independence from the Company and its management, and (ii) the details of the disclosure that Deloitte & Touche LLP had provided to us pursuant to Independence Standards Board Standard No. 1. Finally, we considered the nature and scope of the audit and non-audit services provided by Deloitte & Touche LLP to the Company, and concluded that Deloitte & Touche LLP’s provision of these services (as described in the section of this proxy statement relating to Proposal 2) to the Company is compatible with their independence from the Company and its management.

Based upon the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Dated as of March 31, 2004

THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

Stephen D. Harlan, Chairman

Barry G. Campbell

Edward S. Civera

Walter R. Fatzinger, Jr.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors currently consists of 3 members, each of whom is independent. The Compensation Committee is responsible for overseeing the determination, implementation and administration of the remuneration (including compensation, benefits, bonuses and perquisites) of all directors and executive officers of the Company, reviewing and approving all equity compensation to be paid to other Company employees, and administering the Company’s stock-based compensation plans.

General Compensation Policy.    The fundamental policy of the Compensation Committee is to provide the Company’s executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee’s objective to have a portion of each executive officer’s compensation contingent upon the Company’s performance, as well as upon such executive officer’s own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary, (ii) incentive bonus and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

Factors.    The principal factors the Compensation Committee considered with respect to each executive officer’s compensation package for fiscal year 2003 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors with respect to executive compensation for future years.

Base Salary.    The base salary for each executive officer is determined on the basis of some or all of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

Incentive Bonus.    The Incentive Bonus is a bonus opportunity offered to an executive officer, payable in cash or grants of stock options, based on satisfaction of certain agreed upon performance criteria. An executive officer’s performance is measured individually and in the aggregate. We expect our executive officers to positively contribute to the Company’s three objective growth criteria: the total sales target for the Company, earnings before interest and taxes (“EBIT”), and diluted earnings per share (“EPS”). Individually and on a group level, he/she will be measured using two objective criteria: the total sales target for his/her group and EBIT for his/her group. On an annual basis, the Company assesses these criteria using a total weighted value analysis against the pre-established targets to compute any Incentive Bonus earned by an executive officer. For 2004, the Compensation Committee intends to broaden the criteria that it considers when determining Incentive Bonuses for our executive officers, to include relevant levels of DSO and accounts receivable.

Long-Term Incentive Compensation.    Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in annual installments over a three-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term and the individual’s personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers. Stock options to purchase an aggregate of 220,000 shares of Common Stock were granted to the Company’s named executive officers in 2003.

CEO Compensation.    In 2003, the Company paid Mr. George J. Pedersen, our Chairman of the Board, Chief Executive Officer and President, an annual salary of $1,100,000, which represents a 10% increase over the annual base salary paid to him in 2002. During 2003, Mr. Pedersen was not granted any stock options to purchase shares of the Company’s common stock. The terms of Mr. Pedersen’s Retention Agreement provide for an annual base salary of at least $1,000,000, to be reviewed annually by us and established for the upcoming year based substantially on the same factors and general compensation policy applicable to the Company’s other executive officers, as described above. Based on ManTech’s performance in exceeding its targets for growth in 2003, as measured by revenues, EBIT and earnings per share, we approved an incentive bonus payment of $500,000 to Mr. Pedersen for 2003. We concluded, and the Board agreed, that in light of the growth of the Company, Mr. Pedersen’s performance in 2003 fully supported the total compensation awarded.

Under the terms of his Retention Agreement, Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs and perquisites on the same terms they have been provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, the portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time) and reimbursement of certain cell phone and home telephone/fax services.

Internal Revenue Code Section 162(m).    The Compensation Committee also considered the potential impact of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer or the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets other technical requirements. In 2003, we paid cash compensation that exceeded the $1 million limit. We intend to carefully consider the implications of Section 162(m) in making compensation decisions in future years.

Dated as of March 31, 2004

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Walter R. Fatzinger, Jr., Chairman

Barry G. Campbell

Raymond A. Ranelli

Executive Compensation

The following table shows the cash compensation and certain other compensation paid to or accrued by our named executive officers for 2003. The named executive officers include (i) our Chief Executive Officer, (ii) our other four (4) most highly compensated executive officers who were serving as executive officers at the end of 2003, and (iii) John A. Moore, Jr., who would have been one of the other four most highly compensated executive officers referred to in clause (ii) above, but for the fact that he was no longer serving as an executive officer at the end of 2003.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(2)	Other Annual Compen- sation(3)(4)(5)(6)	Securities Underlying Stock Options(#)	All Other Compensation(7)
George J. Pedersen	2003	$1,095,560	$500,000	$146,333	0	$50,000
Chairman of the Board of Directors,	2002	1,000,011	0	76,307	0	693,092
Chief Executive Officer and President	2001	1,460,781	500,000	70,590	—	709,250

Ronald R. Spoehel	2003	$172,308	$200,000	$116,751	100,000	$2,800
Director, Chief Financial Officer and Executive Vice President(1)

Eugene C. Renzi	2003	$543,187	$679,000	$—	40,000	$5,400
Executive Vice President	2002	518,282	621,200	—	50,000	5,096
	2001	489,434	358,187	—	—	4,844

R. Evans Hineman(1)	2003	$414,550	$376,000	$—	40,000	$5,400
Executive Vice President	2002	340,200	329,700	—	50,000	5,400
	2001	98,662	52,000	—	—	0

Bradley H. Feldmann	2003	$285,012	$200,000	$—	40,000	$5,400
Executive Vice President—Business	2002	268,286	154,775	—	50,000	5,038
Development & Strategy	2001	250,978	215,109	72,082	—	4,138

John A. Moore, Jr.(1)	2003	$465,829	$0	$182,620	0	$30,194
Executive Vice President	2002	425,000	400,000	—	50,000	71,009
	2001	557,228	350,000	—	—	71,000

(1)	Mr. Spoehel was hired on June 25, 2003. Mr. Hineman was hired on August 20, 2001. Mr. Moore no longer served in an executive officer capacity beginning on June 25, 2003, although he remains an employee of the Company.
(2)	Bonus amounts are reported for the year in which they were earned, even though not paid until the following year (our bonus awards are typically determined at the end of the first quarter of the succeeding fiscal year).
(3)	In accordance with his Retention Agreement, “Other Annual Compensation” for Mr. Pedersen includes the portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen, which amounted to $68,666, $50,009 and $51,742 for the years 2003, 2002 and 2001, respectively, and $42,756 for certain legal fees paid on behalf of Mr. Pedersen in 2003.
(4)	“Other Annual Compensation” for Mr. Spoehel in 2003 includes $111,622 paid for relocation expenses.
(5)	“Other Annual Compensation” for Mr. Moore in 2003 includes $168,327 for earnings resulting from the exercise of stock options.
(6)	“Other Annual Compensation” for Mr. Feldmann in 2001 included $64,461 for relocation expenses, including temporary housing costs.
(7)	All Other Compensation for 2003 consists of the following amounts: (a) matching contributions made to the Company’s 401(k) plan in the amount of $3,194 for Mr. Moore; $3,400 each for Messrs. Renzi, Hineman, and Feldmann; and $1,077 for Mr. Spoehel; (b) contributions under the Company’s Employee Stock Ownership Plan in the amount of $2,000 each for Messrs. Renzi, Hineman, Feldmann, and Moore, and $1,723 for Mr. Spoehel; and (c) contributions to supplemental executive retirement plans in the amount of $50,000 for Mr. Pedersen and $25,000 for Mr. Moore.

Stock Options Granted in 2003

The following table provides information concerning grants of options to purchase our common stock that we made to our named executive officers during the fiscal year ended December 31, 2003. We did not grant any stock appreciation rights in 2003.

		Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal 2003	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
George J. Pedersen	—	—	—	—	—	—
Ronald R. Spoehel	50,000	5.80%	$18.35	6/24/13	$577,011	$1,462,259
Ronald R. Spoehel	50,000	5.80%	$20.97	8/14/13	$659,396	$1,671,039
Eugene C. Renzi	40,000	4.64%	$20.97	8/14/13	$527,517	$1,336,831
R. Evans Hineman	40,000	4.64%	$20.97	8/14/13	$527,517	$1,336,831
Bradley H. Feldmann	40,000	4.64%	$20.97	8/14/13	$527,517	$1,336,831
John A. Moore, Jr.	—	—	—	—	—	—

(1)	The options vest over three (3) years, with 1/3 of the total grant vesting on each of the first three (3) anniversary dates of the grant. The options expire 10 years after the grant date, subject to earlier termination in the event of termination of service.
(2)	The per share exercise price is the fair market value of our common stock on the date of grant.
(3)	Potential Realizable Value assumes that the common stock appreciates at the indicated annual rate (compounded annually) from the grant date until the expiration of the option term and is calculated based on the rules promulgated by the SEC. The assumed 5% and 10% rates of stock appreciation are rates required by the SEC for illustrative purposes and are not intended to represent the Company’s prediction of future stock price performance. The Potential Realizable Value at 5% and 10% appreciation is calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option Exercises in 2003 and Year-End Option Values

The following table shows information about the value of unexercised options at the end of 2003 for our named executive officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In- The Money Options at Year-End ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
George J. Pedersen	—	—	—	—	—	—
Ronald R. Spoehel	—	—	—	100,000	0	529,000
Eugene C. Renzi	—	—	16,667	73,333	149,170	457,530
R. Evans Hineman	—	—	16,667	73,333	149,170	457,530
Bradley H. Feldmann	—	—	16,667	73,333	149,170	457,530
John A. Moore, Jr.	16,666	172,493	1	33,333	9	298,330

(1)	Represents the difference between the aggregate option exercise strike price (at $16.00 per share) and the closing price of our common stock on the date of exercise, as reported on Nasdaq ($26.35 per share).
(2)	Based on the difference between the fair market value on December 31, 2003 ($24.95 per share) and the exercise strike price of the respective options.

PERFORMANCE GRAPH

The following performance graph compares the performance of our common stock to The Nasdaq Stock Market (U.S.) Index (“Nasdaq”), Standard and Poor’s SmallCap 600 Index, and the Peer Group Index* for the period from February 7, 2002 (the date of the Company’s initial public offering) to December 31, 2003. The graph assumes an investment of $100 in each of our common stock, the Nasdaq, Standard and Poor’s SmallCap 600 Index and the Peer Group Index* on February 7, 2002, and also assumes reinvestment of all dividends. No cash dividend has been declared on our common stock.

*	The Peer Group Index for 2003 consists of Anteon International Corporation, CACI International Inc., SI International, Inc., SRA International Inc., and MTC Technologies, Inc. Veridan Corporation was a component entity for the Peer Group Index in the performance graph included in last year’s proxy statement, but was omitted from the Peer Group this year as a result of its sale to General Dynamics Corporation in August 2003.

Management

We have set forth below the names and ages of our current executive officers and their respective positions with us. Biographical information for each of our executive officers who is not also a director is presented following the table. Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position
George J. Pedersen	68	Chairman of the Board, Chief Executive Officer and President
Ronald R. Spoehel	46	Director, Executive Vice President and Chief Financial Officer
R. Evans Hineman	69	Executive Vice President
Eugene C. Renzi	69	Executive Vice President
Bradley H. Feldmann	42	Executive Vice President—Business Development & Strategy

R. Evans Hineman.    Mr. Hineman joined the Company in 2001. From 1999 to 2001, he served as Vice President for Intelligence of Litton Industries Inc.’s Information Systems Group. From 1989 to 1999, Mr. Hineman was an officer of TASC, Inc., a provider of information management and systems engineering solutions, serving as its president from 1998 to 1999. From 1982 until 1989, Mr. Hineman served as the Central Intelligence Agency’s Deputy Director for Science and Technology, where he was responsible for managing research, engineering and operational aspects of various intelligence collection and information processing systems. Prior to 1982, he held various other senior positions with the Central Intelligence Agency, including Director of Weapons Intelligence and Chairman of the Director of Central Intelligence’s Weapon and Space Systems Intelligence Committee. Mr. Hineman was one of 50 recipients of the Trailblazer award on the 50th anniversary of the Central Intelligence Agency, and he has been awarded the Central Intelligence Agency’s Distinguished Intelligence Medal and the National Reconnaissance Office’s Distinguished Service Medal.

Eugene C. Renzi.    Major General Eugene C. Renzi, U.S. Army (Ret.) joined the Company in 1993 and since 1995 has served as President of ManTech Telecommunications and Information Systems Corporation, which is part of ManTech DSG. Prior to joining ManTech, General Renzi served in the U.S. Army for more than 32 years, including as Director for Command and Control and Communications Systems, U.S. Pacific Command. General Renzi received numerous awards and decorations for his service in the U.S. Army, including the Defense Superior Service Medal, the Legion of Merit, the Joint Service Commendation Medal and the Bronze Star Medal with Oak Leaf Cluster for two tours of duty in Vietnam. General Renzi is also the Chairman of the Board for the Armed Forces Communications and Electronics Association (AFCEA).

Bradley H. Feldmann.    Mr. Feldmann joined the Company in 2000. From 1999 to 2000, Mr. Feldmann served as the chief operating officer of Comptek Research, Inc., a publicly-traded company that was acquired by Northrop Grumman in 2000. From 1989 to 1999, Mr. Feldmann worked for Cubic Defense Systems, Inc., a provider of combat training systems, where he served in various positions, including chief operating officer. Mr. Feldmann graduated from the Air Force Academy and served with the U.S. Air Force for five years. Mr. Feldmann was awarded two Meritorious Service Medals and was top of his class at the U.S. Air Force’s Squadron Officer’s School.

Other Senior Officers

Kurt J. Snapper, Ph.D., 59.    Mr. Snapper is President of ManTech Security Technologies Corporation and also serves as our Senior Corporate Vice President & Chief Science and Technology Officer. Mr. Snapper joined the Company in 1989, and has over 25 years experience in decision and risk analysis, specializing in life cycle security management for physical, technical, and cyber security programs. He has a PhD from the University of Michigan, where he specialized in decision analysis. Before joining ManTech, he provided management consulting support for several federal agencies through university and private research groups.

Kenneth J. Farquhar, 50.    Mr. Farquhar is President of ManTech Systems Engineering Corporation. He joined the Company in 1995 and has over 30 years of experience in systems engineering, specializing in the area of aviation. Before joining ManTech, he held numerous technical and program manager positions at Veda, Inc. and Dynalectron Corporation. Mr. Farquhar previously served in the U.S. Navy. He graduated magna cum laude from Embry-Riddle Aeronautical University and earned a master of science in Reliability Engineering from the A. James Clark School of Engineering at the University of Maryland.

Peter B. LaMontagne, 37.    Mr. LaMontagne currently serves as our Senior Corporate Vice President. Mr. LaMontagne joined the Company in 1999, and he currently serves as Executive Vice President in support of ManTech Security Technologies Corporation, which delivers integrated physical, technical and cyber security solutions to Federal Government customers. Mr. LaMontagne is also on the team that coordinates congressional relations and government affairs at ManTech. A member of the executive team responsible for corporate development, Mr. LaMontagne plays an active role in ManTech’s strategic business initiatives, including acquisitions. Prior to joining ManTech, LaMontagne served as a U.S. Foreign Service Officer, specializing in East Asian political and economic affairs. He was posted at the U.S. Embassy in Beijing, China from 1993 to 1996. He is a magna cum laude graduate of Bowdoin College in Brunswick, Maine.

John P. Hynes, Jr., 43. Mr. Hynes is the President of the ManTech Security & Mission Assurance organization. He joined ManTech in 2001. Prior to joining ManTech he worked for TASC, Inc., a provider of information management and systems engineering solutions, where he led programs that supported the Intelligence Community and the Department of Defense. Mr. Hynes was a flight officer in the U.S. Navy and served in the Office of Naval Intelligence. He is a graduate of the U.S. Naval Academy and has a master of science in Management Information Systems from George Washington University.

Robert A. Coleman, 44. Mr. Coleman is the President of ManTech’s Information Systems & Technology organization. He is the former president and founder of Integrated Data Systems (IDS), which was acquired by ManTech in March 2003. IDS was a technology services company highly regarded for its development of secure, advanced messaging and collaboration solutions that supported national security networks. Prior to IDS, Mr. Coleman worked at the White House National Security Counsel Crisis Management Center during the Regan and Bush-senior administrations where he developed systems to assist in the collection and dissemination of critical intelligence data. He graduated from Clarion University, Pennsylvania, with a degree in Business Computer Information Systems.

Jay W. Kelley, 62. Mr. Kelley is the President of ManTech’s Space Systems business unit. Mr. Kelley joined ManTech in April 2003. He is an accomplished operating executive with a major defense contractor and an Air Force veteran who retired as a Lieutenant General after more than 30 years of distinguished service that included serving as Vice Commander of the Air Force Space Command at Peterson Air Force Base, Colorado Springs, CO; and Commander of the Air University at Maxwell Air Force Base, AL. He is a graduate of the U.S. Air Force Academy and also has a master’s degree in Political Science from Auburn University.

Jo-An (Jaye) Free, 59.    Ms. Free currently serves as our Corporate Vice President, Secretary of the Corporation and Executive Assistant to the Chairman of the Board. Ms. Free joined the Company in 1976 when ManTech relocated its corporate office to the Washington, DC area. She functions as liaison with senior executives of the Company, customers and members of the United States Congress and Senate. She is also responsible for tracking action items identified at monthly Corporate Management Council meetings and Board of Directors meetings. Ms. Free monitors all communications arriving in the Chairman’s office from around the world and assigns follow-up responsibility to Corporate Presidents and other executives.

Employment and Retention Agreements

George J. Pedersen.    We entered into an employment retention agreement with Mr. Pedersen effective January 1, 2002. Mr. Pedersen’s retention agreement provides for his employment at-will, with a minimum annual salary of $1,000,000. His salary is determined annually by the Compensation Committee of the Board of Directors, as are any bonus awards, incentive compensation and stock option grants that he receives. In 2003, he had an annual salary of $1,100,000. His annual salary for 2004 has been set at $1,200,000 and is subject to annual review.

Mr. Pedersen’s retention agreement provides that we may provide him with non-cash compensation in certain circumstances, including:

•	first class business travel

•	business travel insurance

•	lease of an executive vehicle

•	portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen

•	cell phone and home fax services

•	tax, legal and estate planning services relating to Mr. Pedersen’s ManTech holdings

•	matching contributions to 401(k) plan

•	payments for term life insurance

•	minimum contribution of $50,000 per year to his supplemental executive retirement plan

•	membership dues associated with executive clubs

If we terminate Mr. Pedersen’s employment without cause, we are required to pay Mr. Pedersen a lump sum amount equal to one year’s base salary at the rate in effect immediately prior to such termination of employment. Mr. Pedersen has agreed he will not compete with us and will not solicit our customers or employees during the term of his employment and for a period of one year following his termination without cause.

Ronald R. Spoehel.    We entered into an employment agreement with Mr. Spoehel effective June 25, 2003. Mr. Spoehel’s employment agreement is for an initial term of two (2) years, and is subject to renewal upon agreement of the parties. Absent agreement as to renewal, after the initial term Mr. Spoehel’s employment with us will be at-will. In 2003, he had an annual salary of $350,000. His annual salary for 2004 has been set at $400,000 and is subject to annual review. Mr. Spoehel is eligible to receive an annual cash bonus in accordance with our bonus plan in place for our senior executives, and is entitled to such bonus and other incentives as is determined by the Compensation Committee of the Board of Directors. Upon Mr. Spoehel’s acceptance of employment, we granted him a total of 100,000 options to purchase shares of our Class A Common Stock pursuant to our stock option plan.

We also agreed to reimburse Mr. Spoehel for reasonable costs and expenses incurred in connection with his relocation to Virginia (consisting of moving expenses, real estate fees, closing fees, reimbursement for income tax that was payable as a result of the relocation and other related costs).

If we terminate Mr. Spoehel during the term of his agreement for our convenience, or if Mr. Spoehel terminates his employment for good reason, we are required to continue to pay Mr. Spoehel’s salary through and until the longer of the expiration of the term of his employment or two (2) years from the date of termination. During the time we continue to pay his salary, we are also obligated in such circumstances to make distributions in accordance with the terms of any applicable employee benefit plan, reimburse reasonable business expenses and continue any fringe benefits then in effect. Termination for good reason includes his forced relocation more than 50 miles away, any reduction in base salary or a targeted reduction in benefits, a material diminution in his duties, or a material breach of the agreement by us. Mr. Spoehel has agreed he will not compete with us and will not solicit our customers or employees during the term of his employment and for any period in which we continue to pay his salary and provide benefits pursuant to the termination provisions of his agreement.

John A. Moore, Jr.    We initially entered into an employment retention agreement with Mr. Moore effective January 1, 2002. That retention agreement was subsequently amended, on June 24, 2003, in connection with Mr. Moore’s resignation from our Board of Directors and from his position as our chief financial officer. Although Mr. Moore is no longer an executive officer of the Company, he has agreed to remain an employee and provide certain advisory and assistance services through December 31, 2004. Mr. Moore’s retention agreement, as amended, provides that his current contractual salary of $17,980.80 bi-weekly and current benefits shall continue without reduction until December 31, 2004. If Mr. Moore is terminated without cause prior to December 31, 2004, we have agreed to pay Mr. Moore an amount of base salary in lump sum equal to that which would have otherwise been payable for the remainder of his employment through December 31, 2004.

Mr. Moore’s retention agreement, as amended, also provides that he shall continue to receive certain non-cash compensation through December 31, 2004, including:

•	first class business travel

•	business travel insurance

•	lease of executive vehicle

•	cell phone and home fax services

•	matching contributions to 401(k) plan

•	payments for term life insurance

•	payments for premiums under split dollar life insurance policy to the extent payment of such premiums complies with all provisions of applicable law

•	minimum contribution of $25,000 per year to his supplemental executive retirement plan

Under the terms of the retention agreement, as amended, Mr. Moore will not be granted or continue to receive cash or non-cash bonus awards or any additional grants of options to purchase our common stock, or any similar rights. Stock options or similar awards previously granted will continue to vest pursuant to the terms of the agreements governing those awards, provided that on December 31, 2004, all then unvested stock options and awards that were previously granted will vest in full. If Mr. Moore is terminated without cause prior to December 31, 2004, all unvested options will immediately vest.

At any time on or before December 31, 2004, Mr. Moore has the right to purchase any split-dollar life insurance policy on his life owned by us at a purchase price equal to the dollar amount at which the policy would have been valued for gift or estate tax purposes. Upon that event, at such time, all of our obligations to pay policy premiums or other costs associated with maintaining the policy will terminate.

Mr. Moore has also agreed not to compete with us or solicit our customers or employees during the term of his employment through December 31, 2004.

Bradley H. Feldmann.    Mr. Feldmann’s employment with us is at-will. Nevertheless, if at any time we elect to terminate Mr. Feldmann, we have agreed to provide him with a severance package including a lump sum payment equal to his then current annual base salary, plus a pro-rata share of his bonus for that portion of the year the Company employed him prior to such termination.

In addition, we entered into confidentiality and non-competition agreements with Messrs. Hineman, Renzi and Feldmann in February 2002. Under the terms of these confidentiality and non-competition agreements, each executive employee agreed not to compete with us, and not to solicit our customers or employees, during the term of their respective employments and for a period of one year thereafter. In consideration for entering into these confidentiality and non-competition agreements, we granted options to each such executive to purchase shares of our Class A Common Stock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent auditors. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2004, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, the Board of Directors is submitting the appointment of Deloitte & Touche LLP for ratification to obtain the views of our stockholders.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

In making the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004, the Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with maintaining Deloitte & Touche LLP’s independence.

We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions that may be raised there. The representative will also have an opportunity to make a statement or comment on the financial statements if he or she desires to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-audit Services

The charter of the Audit Committee contains the policy of the Audit Committee for pre-approval of audit and permitted non-audit services by our independent auditor. The chairman of the Audit Committee has been authorized and designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent auditor is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2003, all services performed by the independent auditor were pre-approved.

Fees Paid to Deloitte & Touche LLP

The following table presents aggregate fees billed to us for professional services rendered by Deloitte & Touche LLP as of and for the fiscal years ended December 31, 2002 and 2003:

Type of Fees	2002	2003
Audit Fees	$794,500	$412,730
Audit-Related Fees	124,160	59,490
Tax Fees	59,613	242,476
All Other Fees	1,870	14,270

TOTAL	$980,143	$728,966

In the table above, in accordance with the definitions and rules of the SEC

•	Audit Fees are fees that we paid to Deloitte & Touche LLP for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K and the review of financial statements included in our Quarterly Reports on Form 10-Q, and those services that are customarily provided in connection with statutory and regulatory filings or engagements.

•	Audit-Related Fees consist of fees that we paid to Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-Related Fees include services performed in connection with the audits of our 401(k) plan and other benefit plans and the audit of one of our acquired subsidiaries.

•	Tax Fees are fees that we paid to Deloitte & Touche LLP for professional services rendered for tax compliance, tax advice and tax planning, and include assistance with the implementation of our special assistance fund and an engagement relating to a transaction cost recovery strategy.

•	All Other Fees are fees that we paid to Deloitte & Touche LLP for products and services that were not included in the first three categories, and include consultation services related to the allowability of costs in accordance with the Federal Acquisition Regulation and other DCAA compliance issues.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2004. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GSE Systems, Inc.

Pursuant to a Purchase and Sale Agreement dated October 21, 2003, the Company and its designees sold all of our equity interest in GSE Systems, Inc. (“GSE”), and a $650,000 note receivable from GSE, to GP Strategies Corporation in exchange for a note with a principal amount of $5,250,955. Accordingly, as of October 21, 2003, the Company and its designees no longer own any shares of GSE’s common stock. However, in connection with the issuance of certain letters of credit in support of payment and performance bonds, the Company still holds 100,000 warrants to purchase GSE common stock at the market price of GSE common stock on the close of business on July 8, 2003.

George J. Pedersen, our Chairman of the Board, Chief Executive Officer and President, beneficially owned shares and options representing approximately 3% of GSE, and John A. Moore, our Executive Vice President, beneficially owned shares and options representing approximately 2% of GSE, in each case as of March 1, 2004. Messrs. Pedersen and Moore both serve on GSE’s board of directors and are members of its compensation committee.

Legal Services

Mr. Stephen Porter, one of our directors, is a partner in the law firm of Arnold & Porter LLP, in Washington, D.C. Arnold & Porter LLP has performed legal services for us from time to time and is expected to do so in the future. In 2003, the legal fees we paid to Arnold & Porter LLP did not exceed five percent (5%) of that firm’s gross revenues in 2003.

Ownership of Subsidiary Stock

From time to time, we have allowed certain of our officers, or officers of our subsidiaries, to purchase minority interests of common stock in our subsidiaries. These purchases have been effected pursuant to stock purchase and restriction agreements that generally restrict the transferability of the shares by granting our subsidiary a right of first refusal with respect to any proposed sale of the common stock by the stockholder and a right to call the stock in the event of the death or permanent disability of the stockholder or our termination of the stockholder’s employment.

Employee Relationships

Ms. Christine Lancaster, one of our employees, is Mr. Pedersen’s daughter. Ms. Lancaster is our Assistant Vice President and Assistant Corporate Secretary. She has been employed by us on a full-time basis since 1984. Her total compensation for 2003 was $124,218.

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 12, 2004 by each of the following:

•	our named executive officers (identified in the summary compensation table above)

•	our directors and director nominees

•	our directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

	Class A Common Stock			Class B Common Stock
Name	Total Shares Beneficially Owned(1)	Number of Option Shares(1)	Percent of Class(2)	Total Shares Beneficially Owned	Percent of Class	Total Voting Power(2)(3)
George J. Pedersen(4)	—	—	—	15,075,293	100%	89.8%
Eugene C. Renzi(5)	35,532	33,334	*	—	—	*
R. Evans Hineman(6)	34,521	33,334	*	—	—	*
Bradley H. Feldmann(7)	33,647	33,334	*	—	—	*
John A. Moore, Jr.(8)	17,366	16,668	*	—	—	*
Michael D. Golden	13,319	—	*	—	—	*
Walter R. Fatzinger, Jr.(9)	9,891	4,666	*	—	—	*
Richard J. Kerr	4,666	4,666	*	—	—	*
Stephen W. Porter	4,666	4,666	*	—	—	*
Raymond A. Ranelli	2,550	—	*	—	—	*
Stephen D. Harlan	2,333	—	*	—	—	*
Barry G. Campbell	1,667	1,667	*	—	—	*
Ronald R. Spoehel(10)	569	—	*	—	—	*
Edward S. Civera	—	—	—	—	—	—
All directors and executive officers as a group (13 persons)	143,361	115,667	*	—	—	*

(1)	Shares of common stock subject to options that are or will become exercisable within 60 days of April 12, 2004 comprise the number of shares listed under the column “Number of Option Shares,” and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column “Total Shares Beneficially Owned.”
(2)	An asterisk indicates that the total beneficial ownership of our outstanding common stock (including shares subject to options that may be exercised within 60 days) is less than 1%.
(3)	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.
(4)

Includes 14,387,312 shares of Class B Common Stock held in the name of George J. Pedersen, 609,296 shares of Class B Common Stock owned by the ManTech Supplemental Executive Retirement Plan for the benefit of Mr. Pedersen, 77,517 shares of Class B Common Stock held by the ManTech Special Assistance

Fund, Inc., a fund over which Mr. Pedersen has voting and investment control, and 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen, as to which 1,168 shares, Mr. Pedersen disclaims beneficial ownership.

(5)	Includes 698 shares of Class A Common Stock vested in the name of Eugene C. Renzi that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(6)	Includes 187 shares of Class A Common Stock vested in the name of R. Evans Hineman that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(7)	Includes 313 shares of Class A Common Stock vested in the name of Bradley H. Feldmann that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(8)	Includes 698 shares of Class A Common Stock vested in the name of John A. Moore, Jr. that are held by the ManTech International Corporation Employee Stock Ownership Plan.
(9)	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger.
(10)	Includes 69 shares of Class A Common Stock vested in the name of Ronald R. Spoehel that are held by the ManTech International Corporation Employee Stock Ownership Plan.

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2003.

Name and Address	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)(2)	Percent of Outstanding Class A Common Stock	Total Voting Power
Neuberger Berman, Inc.
605 Third Avenue, New York, New York 10158	3,810,559	22.3%	2.3%

FMR Corp
82 Devonshire Street, Boston, Massachusetts 02109	1,366,800	8.0%	0.8%

(1)	As reported on a Schedule 13G filed by Neuberger Berman, Inc. on February 9, 2004. According to such Schedule 13G, Neuberger Berman, Inc. and Neuberger Berman, LLC have the sole voting power with respect to 43,600 of these shares, shared voting power with respect to 2,869,500 of these shares and shared dispositive power with respect to all 3,810,559 of these shares.
(2)	As reported on a Schedule 13G filed by FMR Corp., the parent holding company of Fidelity Management & Research Company on February 16, 2004. According to such Schedule 13G, FMR Corp. beneficially owns 1,366,800 shares and has the sole voting power with respect to 85,300 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules promulgated under Section 16(a) of the Exchange Act require our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with Nasdaq, and to furnish us with copies of such Section 16 reports that they file. Based solely upon our review of the Section 16 reports that have been furnished to us, we believe that our officers, directors and 10% stockholders complied with their Section 16(a) filing obligations for 2003 and timely filed all reports required to be filed pursuant to Section 16(a) for 2003.

Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2005 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than December 30, 2004. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process mentioned above must be received by our Corporate Secretary between December 30, 2004 and February 28, 2005 in order to be considered timely. As to all such matters that we do not receive notice for on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2005 Annual Meeting of Stockholders. However, if we determine to change the date of the 2005 Annual Meeting of Stockholders by more than 30 days from June 23, 2005, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2005 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

Incorporation by Reference and Other Information

The Report of the Audit Committee of the Board of Directors on page 12, the Report of the Compensation Committee of the Board of Directors beginning on page 13, and the Performance Graph on page 17, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC under the Securities Act or the Exchange Act, or be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any prior or future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically requests that the Report of the Audit Committee, the Report of the Compensation Committee, or the Performance Graph be treated as soliciting material, or specifically incorporates the Report of the Audit Committee, the Report of the Compensation Committee, or the Performance Graph by reference.

We have enclosed our Annual Report for the fiscal year ended December 31, 2003 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the enclosed Annual Report, without charge, by contacting our investor relations department.

You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (including the financial statements, financial statement schedules and exhibits), without charge, by sending a written request to our Corporate Secretary, Jo-An Free, at ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board, Chief Executive

Officer and President

Fairfax, Virginia

April 29, 2004

APPENDIX A

MANTECH INTERNATIONAL CORPORATION

THIRD AMENDED AND RESTATED CHARTER

OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

(Adopted by the Board of Directors on March 3, 2004)

The following shall constitute the Audit Committee Charter (the “Charter”) of the Board of Directors of the Corporation:

I.    ORGANIZATION

There shall be constituted a standing committee of the Board of Directors of the Corporation (the “Board”) to be known as the audit committee (the “Audit Committee”).

II.    COMPOSITION AND SELECTION

The Audit Committee shall be comprised of three or more Directors. Each of the members of the Audit Committee shall be a member of the Board and meet the independence and experience requirements of the National Association of Securities Dealers, Inc. (“NASD”) and the Securities and Exchange Commission (“SEC”) as then in effect. To maintain the independence of the Audit Committee, the Corporation shall compensate members of the Audit Committee only with director’s fees for their service as members of the Board and Board committees.

All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices and shall have such other requisite experience or qualifications as may be necessary to be in compliance with the rules of the NASD and the SEC as then in effect.

No member of the Audit Committee may serve on the audit committees of more than three (3) public companies without approval of the Board. If an Audit Committee member simultaneously serves on the audit committee of more than three (3) public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation’s Audit Committee.

The members of the Audit Committee shall be appointed by the Board, at the Board’s annual meeting, and may be removed by the Board. The members of the Audit Committee shall serve for one year or until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee shall designate a Chairman by majority vote of the full Audit Committee membership.

The duties and responsibilities of Audit Committee members contained herein shall be in addition to those duties otherwise required for members of the Board.

III.    STATEMENT OF PURPOSE

The Audit Committee shall oversee the accounting and financial reporting processes of the Corporation and its subsidiaries and the audits of their financial statements provided by the Corporation to any governmental body or the public. The Audit Committee shall further assist the Board in discharging its oversight responsibilities relating to (1) monitoring the Corporation’s compliance with legal and regulatory requirements; (2) the independent auditor’s qualifications and independence; and (3) the performance of the Corporation’s internal audit functions.

The Audit Committee shall prepare the report of the Committee required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

IV.    COMMITTEE OBJECTIVES

The Audit Committee’s primary objectives include providing an independent, direct and open avenue of communication among the Corporation’s independent accountants, management, internal auditing department, and the Board; serving as an independent and objective party to review the Corporation’s financial reporting processes and internal control systems; overseeing with management the reliability and integrity of the Corporation’s accounting policies and financial reporting and disclosure practices; reviewing and considering the work of the Corporation’s independent accountants and internal auditing department; reviewing the adequacy of the internal audit department’s staffing and the qualifications of its personnel; and reviewing whether available technology is being used to maximize the efficiency and effectiveness of the internal audit function.

V.    COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee, in its capacity as a committee of the Board, shall have the sole authority to appoint, replace (subject, if applicable, to shareholder ratification), compensate and oversee the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting), and shall pre-approve the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor. The independent auditor shall be accountable to the Audit Committee in its capacity as a committee of the Board. The Audit Committee expects that the independent auditor will communicate any concerns to management as well as the Audit Committee. The Audit Committee shall consult with management but shall not delegate these responsibilities. The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate. Any such subcommittee must be composed entirely of Directors who satisfy the independence requirements of the NASD and SEC as then in effect.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain and determine funding for independent counsel and special accounting or other consultants to conduct investigations at the direction of the Committee. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities, contact and request information from any of the Company’s advisors or other third parties, and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

The Corporation must provide for funding, as reasonably determined by the Audit Committee, (i) for payment of compensation to the independent auditors; and (ii) for payment to any party engaged by the Audit Committee for special investigations and for ordinary administrative expenses of the Audit Committee necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the Board, and shall review with the Board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors, or the performance of the internal audit function. The Audit Committee shall review and reassess the adequacy of this Charter, at least annually, and shall recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor accounting policies and financial reporting issues and judgments that may be viewed as critical; review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; consider and approve, when appropriate, any significant changes in the Corporation’s accounting and auditing policies; review and discuss any accounting and financial reporting proposals that may have a significant impact on the Corporation’s financial reports; review and discuss major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

2.	Review and discuss with management and the independent auditor the annual audited financial statements, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K; review disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to, inter alia, determine whether there is adequate disclosure and discussion of (a) the ramifications and risks regarding important accounting policies and related judgments and the likelihood of material differences if different accounting policies were utilized, and (b) any material related-party transactions;

3.	Review and discuss with management and the independent auditor the Corporation’s quarterly financial statements, including the results of the independent auditor’s reviews of the quarterly financial statements, and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of its Form 10-Q;

4.	Review and discuss with management and the independent auditor: a) any material financial or non-financial arrangements of the Corporation which do not appear on the financial statements of the Corporation; and b) any transactions or courses of dealing with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Corporation’s financial statements;

5.	Review and discuss with management its policies and practices regarding earnings press releases, as well as financial information and earnings guidance given to analysts and ratings agencies, giving attention to any use of “pro forma” or “adjusted” non-GAAP information;

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives;

7.	Review with the independent auditor and management the nature and effect of any off-balance sheet financings, special purpose financing and trading vehicles, derivatives and other complex transactions;

8.	Meet periodically with management to discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies;

9.	Review with the Company’s chief legal counsel (a) legal matters that may have a material impact on the financial statements, (b) any significant reports to or inquiries received from regulators or governmental agencies, and (c) any “whistle-blower” letters or communications received from anyone;

10.	Meet at least twice annually with the Chief Executive Officer, Chief Financial Officer, the Chief Legal Officer, Chief Internal Auditor, outside legal counsel and the independent auditor in separate executive sessions;

Oversight of the Company’s Relationship with the Independent Auditor

11.

Obtain from the independent auditor and review a written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard 1, and such other reports and information as the Audit Committee deems appropriate, to assess the independence of the independent auditor, including that of the independent auditor’s lead partner. Based on a review of such reports and information, discuss with the independent auditor any disclosed relationships or services that might impact the objectivity and independence of the auditor and recommend to the Board that it take appropriate action in response to the report to satisfy the independence requirements.

12.	Evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead partner, taking into consideration the opinions of management and the internal auditors; present its conclusions with respect to such evaluations to the full Board;

13.	Recommend to the Board hiring policies for employees or former employees of the independent auditors, taking into account pressures that may exist for auditors consciously or subconsciously seeking a job with the Corporation;

14.	Discuss with the independent auditor its ultimate accountability to the Audit Committee, in its capacity as a committee of the Board;

15.	Establish policies and approval procedures for the engagement of the independent auditor to provide non-audit services; consider whether the independent auditor’s performance of non-audit services is compatible with the auditor’s independence;

16	Assure the regular rotation of the lead, concurring, and other audit partners as required by law and SEC regulations, and consider whether there should be regular rotation of the independent auditing firm itself, in order to assure continuing independence of the independent auditor;

Process Improvement

17.	Establish regular and separate systems of reporting to the Audit Committee by the Corporation’s management, the independent auditor and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and the view of each as to the appropriateness of such judgments;

18.	Review and discuss with the independent auditor the audit planning and procedures, including the scope, fees, staffing and timing of the audit; review and discuss the results of the audit exam and management letters, and any reports of the independent auditor with respect to any interim period;

19.	Review with the Corporation’s internal auditors and the independent auditor the coordination of their audit efforts to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources;

20.	Review separately with the Corporation’s management, the independent auditor and the internal auditing department, following completion of the Corporation’s annual audit, any significant difficulties encountered during the course of the audit, including: a) difficulties with management’s response; b) any restrictions on the scope of work or access to required information; and (c) the nature and extent of any significant changes in accounting principles or the application therein;

21.	Review any significant disagreement among the Corporation’s management and its independent auditor or the internal auditing department in connection with the preparation of the Corporation’s financial statements;

22.	Review with the independent auditor any audit problems or difficulties and management’s response. Such review shall include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Corporation and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement;

23.

Review with the Corporation’s independent auditor, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices and standards, as approved by the Audit Committee, have been implemented, with such review to be conducted at an appropriate amount of time subsequent to implementation of any changes or improvements thereto, as decided by the Audit Committee in its discretion;

Oversight of the Corporation’s Internal Audit Function

24.	Review and approve the appointment, replacement, reassignment or dismissal of the Chief Internal Auditor (or equivalent function) and review the appointment, replacement, reassignment or dismissal of the members of the Corporation’s internal auditing department, including the appointment and replacement of the senior internal auditing executive, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements;

25.	Review the regular internal reports to management prepared by the internal auditing department and management’s responses;

26.	Discuss with the independent auditor the internal audit department’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;

Compliance Oversight Responsibilities

27.	Obtain reports from management, the Corporation’s senior internal auditing executive, Chief Legal Officer and the independent auditor as to the Corporation’s and its subsidiary/foreign affiliated entities’ conformity with applicable legal requirements and the Corporation’s Code of Business Conduct and Ethics; review reports and disclosures of insider and affiliated party transactions; advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics;

28.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements, accounting and/or internal control policies;

29.	Review any material pending legal proceedings involving the Corporation and other material contingent liabilities; discuss with the Corporation’s Chief Legal Officer legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies;

30.	The Audit Committee shall establish procedures for (A) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

Other Matters

31.	Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

32.	Receive from management and review analyst reports and press stories about the Company’s accounting and disclosures;

33.	Be available to the independent auditor during the year, as may be requested by the independent auditor;

34.	Perform any other activities consistent with this Charter, the Certificate of Incorporation, the Bylaws of the Corporation and governing law, as the Audit Committee or the Board deems necessary or appropriate.

VI.    MEETINGS

The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment, but at least four times annually, with the Corporation’s management, internal auditors and independent auditors. Following each meeting, the Audit Committee shall report to the Board at the next regularly scheduled Board meeting, or sooner, as circumstances may dictate.

In addition, the Chairman of the Audit Committee may meet in person or by telephone with the Corporation’s independent accountants and the Corporation’s Chief Executive Officer and Chief Financial Officer quarterly to review the Corporation’s financial statements.

VII.    LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits, to certify the Corporation’s financial statements or to guarantee the auditor’s report. These are the responsibilities of management and the independent auditor.

VIII.    CONSISTENCY WITH CERTIFICATE

To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Certificate of Incorporation, the Bylaws of the Corporation or any applicable law or regulation, the Certificate of Incorporation or the Bylaws or the law or regulation, as appropriate, shall fully control.

IX.    CERTIFICATION

This Third Amended and Restated Audit Committee Charter was duly approved and adopted by the Board of the Corporation on the 3rd day of March, 2004.

J. Jaye Free

Vice President and Secretary

THE FOREGOING AUDIT COMMITTEE CHARTER SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL,” OR TO BE “FILED” WITH THE SEC UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, OR BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY PRIOR OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY REQUESTS THAT THE AUDIT COMMITTEE CHARTER BE TREATED AS SOLICITING MATERIAL, OR SPECIFICALLY INCORPORATES THE AUDIT COMMITTEE CHARTER BY REFERENCE.

APPENDIX B

MANTECH INTERNATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS—JUNE 23, 2004

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of ManTech International Corporation hereby appoints George J. Pedersen and Ronald R. Spoehel, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Wednesday, June 23, 2004 at 11 a.m. (EDT).

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP IN PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

B-1

MANTECH INTERNATIONAL CORPORATION

The Board of Directors recommends a vote “FOR ALL NOMINEES” for directors in proposal 1 and “FOR” proposal 2. Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ■

1. PROPOSAL 1—Election of Directors

☐ FOR all nominees

☐ WITHHOLD AUTHORITY for all nominees.

☐ FOR ALL EXCEPT (See instructions below).

NOMINEES:

☐ George J. Pedersen	☐ Richard J. Kerr
☐ Barry G. Campbell	☐ Stephen W. Porter
☐ Edward S. Civera	☐ Raymond A. Ranelli
☐ Walter R. Fatzinger, Jr.	☐ Ronald R. Spoehel

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here ■

2.	PROPOSAL 2—RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

Signature:	Signature (if held jointly):	Date:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

B-2